Schedule A
                           to the Management Agreement
                         for Hennessy Mutual Funds, Inc.


                                                   Compensation
Name of Fund                           (as a % of average daily net assets)
------------                           ------------------------------------

Hennessy Cornerstone Value Fund                       0.74%
Hennessy Cornerstone Growth Fund                      0.74%
Hennessy Focus 30 Fund                                1.00%










Updated:  May 13, 2003